AMENDMENT TO BY-LAWS
                                      OF
                                BIOSYNERGY, INC.



	Effective June 29, 2006, the Board of Directors Amended the By-Laws of Biosynergy, Inc. (the "Company") by unanimous vote of the members of the Board of Directors as follows:


                                 ARTICLE III

	SECTION 2.	   NUMBER, TENURE AND QUALIFICATIONS.  The number of
directors of the Corporation shall be four (4). Each director shall hold office until the next annual meeting of the shareholders or until his successor has been elected and qualified. Directors need not be residents of Illinois or shareholders of the Corporation. The number of directors may be increased or decreased from time to time by amendment of this Section, but no decrease shall have the effect of shortening the term of any incumbent director.


	The undersigned, being the Secretary of the Company, hereby certifies that the above Amendment was adopted on June 29, 2006 by unanimous vote of the members of the board of directors of the Company.


                                            /s/ Lauane C. Addis /s/
							----------------------------------
							Lauane C. Addis, Secretary